TEMPLETON GLOBAL INCOME FUND, INC.
                            Broward Financial Centre
                       500 East Broward Blvd./Suite 2100
                         Ft. Lauderdale, FL 33394-3091
                               Tel: 954/527-7500

FOR IMMEDIATE  RELEASE:

Contact Holly Gibson at 415/312-4701.

                       TEMPLETON GLOBAL INCOME FUND, INC.
                 ANNOUNCES OPEN MARKET SHARE REPURCHASE PROGRAM

Ft. Lauderdale, Florida, February 26, 1997. Templeton Global Income Fund, Inc. (the "Fund") (New York Stock Exchange: GIM), a closed-end management investment company, announced today that the Board of Directors of the Fund has authorized management to implement an open-market share repurchase program pursuant to which the Fund from time to time at the discretion of management may purchase up to an aggregate of 12 million shares of the Fund's Common Stock (approximately 10% of the shares outstanding on February 18, 1997) in open-market transactions.

The Fund is designed for investors seeking high current income and, as a secondary investment objective, capital appreciation through investments in fixed income securities of U.S. and foreign issuers. The Fund's investment manager is the Templeton Global Bond Managers Division of Templeton Investment Counsel, Inc., and Neil S. Devlin is the Fund's lead portfolio manager. The Fund currently has total assets in excess of $1 billion.

The Fund's investment manager is a subsidiary of Franklin Resources, Inc. (NYSE:
BEN).  Franklin's main business is the $186 billion  Franklin  Templeton  Group.
Franklin has its headquarters at 777 Mariners Island Blvd., San Mateo, California 94404.